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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated January 21, 1997, except as to Notes 5 and 14, which are as of March 24, 1997, relating to the consolidated financial statements of Ivex Packaging Corporation and its subsidiaries, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedules for the three years ended December 31, 1996 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the consolidated financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
Chicago, Illinois

September 26, 1997